Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES SECOND QUARTER 2020 FINANCIAL AND OPERATING RESULTS

Midland, TX (August 3, 2020) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2020.

SECOND QUARTER 2020 HIGHLIGHTS

•Generated second quarter cash flow from operating activities of $324 million. Operating Cash Flow Before Working Capital Changes (as defined and reconciled below) was $390 million
•Q2 2020 cash operating costs of $6.44 per BOE; including cash general and administrative ("G&A") expenses of $0.41 per BOE and lease operating expenses ("LOE") of $3.85 per BOE
•Declared Q2 2020 cash dividend of $0.375 per share payable on August 20, 2020; implies a 3.8% annualized yield based on the July 31, 2020 share closing price of $39.86
•Included in the Company's Q2 2020 results are $2,539 million in impairment charges related to the lower average trailing 12-month commodity pricing ("SEC Pricing"). As such, the Company reported a net loss of $2,393 million; adjusted net income (as defined and reconciled below) of $23 million, or $0.15 per diluted share
•Q2 2020 Consolidated Adjusted EBITDA (as defined and reconciled below) of $441 million; Adjusted EBITDA net of non-controlling interest of $414 million
•Standalone liquidity of $1.9 billion as of June 30, 2020
•Lowering LOE and G&A unit guidance by a combined $0.35 per BOE at the midpoint of each guidance range, implying estimate of total cash cost savings of over $38 million for full year 2020
•Current drilling and completion costs in the Midland Basin are between $450 and $500 per lateral foot, with an estimated additional $80 to $100 of equip costs per lateral foot
•Current drilling and completion costs in the Delaware Basin are between $650 and $700 per lateral foot, with an estimated additional $100 to $150 of equip costs per lateral foot
•Completed a four well pad in Spanish Trail in 10.5 days, completing approximately 4,000 lateral feet per day using 25% recycled water versus prior completions at 1,500 to 2,000 lateral feet per day
•Using new rotary steerable technology, Diamondback set a Permian Basin record for most footage drilled in a 24 hour period with 8,150 lateral feet drilled in 24 hours
•Reduced flaring as a percentage of net production to 0.3%, down 82% from Q1 2020 and down 84% from 2019

PREVIOUSLY ANNOUNCED SECOND QUARTER 2020 HIGHLIGHTS

•Q2 2020 average production of 176.3 MBO/d (294.1 MBOE/d)
•Q2 2020 cash capital expenditures of $562 million; Q2 2020 activity-based capital expenditures incurred of approximately $348 million
•Q2 2020 average realized hedged prices of $35.21 per barrel of oil, $7.17 per barrel of natural gas liquids and $0.33 per Mcf of natural gas, resulting in a total equivalent price of $22.95 per BOE.

Diamondback realized total hedging gains of $211 million in the second quarter, including $11 million of realized gains from the early termination of 10.0 MBO/d of Q3 2020 oil hedges
•Q2 2020 average unhedged realized prices of $21.99 per barrel of oil, $7.17 per barrel of natural gas liquids and $0.63 per Mcf of natural gas, resulting in a total equivalent price of $15.39 per BOE
•Drilled 58 gross operated horizontal wells and turned 15 wells to production in the second quarter, with nine wells turned to production in April, six in May and zero in June
•Assuming a continuation of current market conditions, Diamondback plans to operate between five and six operated drilling rigs and between three and four completion crews for the remainder of 2020

“Diamondback’s operated rig count declined rapidly in the second quarter of 2020, from 20 rigs on March 31 to six rigs today. In response to historically low commodity prices, we made the decision to complete as few wells as possible in the second quarter, with zero wells turned to production in the month of June. We also curtailed 5% of our oil production during the second quarter. This curtailed production has been restored and is now receiving significantly higher realized prices than it would have received when the decision was made to curtail. We have three completion crews working to stem production declines to meet our fourth quarter production target of between 170,000 and 175,000 barrels of oil per day. Diamondback decreased activity levels throughout the second quarter while not spending excessive dollars on early termination fees or other ‘one time’ expenses that are headwinds to cash generation. Our cash operating costs declined dramatically in the second quarter, and we expect some of this decrease to become permanent,” stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “Diamondback is expected to generate significant free cash flow in the second half of 2020 and in 2021 at current forward commodity prices. Under a maintenance capital scenario next year, should that become the base case operating plan, Diamondback can hold expected fourth quarter 2020 oil production flat while spending 25% - 35% less than 2020’s capital budget, including lower midstream and infrastructure budgets. We remain focused on returning capital through our quarterly dividend while protecting our balance sheet, and continue to drill, complete and produce barrels with the highest margins at best-in-class capital and operating metrics.”

OPERATIONS UPDATE

During the second quarter of 2020, Diamondback drilled 37 gross horizontal wells in the Midland Basin and 21 gross horizontal wells in the Delaware Basin. The Company turned ten operated horizontal wells to production in the Midland Basin and five operated horizontal wells in the Delaware Basin. The average lateral length for the wells completed during the second quarter was 11,256 feet. Operated completions during the second quarter consisted of four Wolfcamp A wells, four Lower Spraberry wells, two Wolfcamp B wells, two Middle Spraberry wells, one Second Bone Spring well, one Third Bone Spring well and one Jo Mill well.

In the first half of 2020, the Company drilled 151 gross horizontal wells and turned 95 operated horizontal wells to production. The average lateral length for wells completed during the first six months of 2020 was 9,987 feet, and consisted of 51 Wolfcamp A wells, 11 Wolfcamp B wells, 11 Lower Spraberry wells, eight Middle Spraberry wells, six Second Bone Spring wells, five Third Bone Spring wells and three Jo Mill wells.

FINANCIAL UPDATE
Diamondback's second quarter 2020 net loss was $2,393 million, or $15.17 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $23 million, or $0.15 per diluted share. Second quarter 2020 net loss includes a non-cash impairment charge of $2.5 billion as a result of the lower SEC Pricing because of the sharp decline in commodity prices.

Second quarter 2020 Consolidated Adjusted EBITDA (as defined and reconciled below) was $441 million. Adjusted EBITDA net of non-controlling interest was $414 million.

Second quarter 2020 average unhedged realized prices were $21.99 per barrel of oil, $0.63 per Mcf of natural gas and $7.17 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $15.39/BOE.

Diamondback's cash operating costs for the second quarter of 2020 were $6.44 per BOE, including LOE of $3.85 per BOE, cash G&A expenses of $0.41 per BOE and production and ad valorem taxes and gathering and transportation expenses of $2.18 per BOE. Cash operating costs for Q2 2020 were down 24% from $8.52 per BOE in Q1 2020 even with lower production volumes in the second quarter of 2020.

As of June 30, 2020, Diamondback had $30 million in standalone cash and approximately $119 million of outstanding borrowings under its revolving credit facility, with approximately $1.9 billion available for future borrowing under the facility and $1.9 billion of total liquidity.

During the second quarter of 2020, Diamondback spent $456 million on drilling and completion, $50 million on midstream, $32 million on non-operated properties and $24 million on infrastructure, for total capital expenditures of $562 million. In the first half of 2020, the Company spent $1,128 million on drilling and completion, $94 million on midstream, $80 million on infrastructure and $50 million on non-operated properties, for total capital expenditures of $1,352 million.

DIVIDEND DECLARATION

Diamondback announced today that the Company's Board of Directors declared a cash dividend of $0.375 per common share for the second quarter of 2020 payable on August 20, 2020, to stockholders of record at the close of business on August 13, 2020. Future dividends remain subject to review and approval at the discretion of the Company's Board of Directors.

FULL YEAR 2020 GUIDANCE

Below is Diamondback's guidance for the full year 2020. Diamondback narrowed its full year 2020 guidance for LOE to between $4.20 to $4.60 per BOE, cash G&A expense to between $0.50 to $0.70 per BOE, gathering and transportation expense to between $1.25 to $1.35 per BOE and interest expense to $1.75 per BOE.

	2020 Guidance	2020 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total net production – MBOE/d	290.0 - 305.0	25.25 - 26.25
Oil production – MBO/d	178.0 - 182.0	15.25 - 16.00

Unit costs ($/BOE)
Lease operating expenses, including workovers	$4.20 - $4.60
G&A
Cash G&A	$0.50 - $0.70	$0.60 - $0.80
Non-cash equity-based compensation	$0.30 - $0.50	$0.10 - $0.25
D,D&A	$12.00 - $14.00	$9.50 - $11.50
Interest expense (net of interest income)	$1.75	$3.25 - $3.75
Gathering and Transportation	$1.25 - $1.35

Production and ad valorem taxes (% of revenue)(a)	7% - 8%	7% - 8%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal D,C&E/Ft. - Midland Basin	$600 - $670
Gross horizontal D,C&E/Ft. - Delaware Basin	$930 - $1,030
Gross horizontal wells completed (net)	170 - 200 (153 - 180)
Average lateral length (Ft.)	~10,000'
Midland Basin net lateral feet (%)	~60%
Delaware Basin net lateral feet (%)	~40%

Capital Budget ($ - million)
Horizontal drilling and completion	$1,565 - $1,630
Midstream (ex. long-haul pipeline investments)	$125 - $150
Infrastructure	$110 - $120
2020 Capital Spend	$1,800 - $1,900
(a)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2020 on Tuesday, August 4, 2020 at 8:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 7947618. A telephonic replay will be available from 11:00 a.m. CT on Tuesday, August 4, 2020 through Tuesday, August 11, 2020 at 11:00 a.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 7947618. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current adverse industry and macroeconomic conditions, depressed commodity prices, production levels, any potential regulatory actions that impose production limits in the Permian Basin, the impact and duration of the ongoing COVID-19 pandemic, acquisitions and sales of assets, future dividends, production, drilling and capital expenditure plans, impact of impairment charges and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share amounts)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$51	$123
Restricted cash	8	5
Accounts receivable:
Joint interest and other, net	111	186
Oil and natural gas sales, net	231	429
Inventories	34	37
Derivative instruments	86	46
Income tax receivable	100	19
Prepaid expenses and other current assets	33	24
Total current assets	654	869
Property and equipment:
Oil and natural gas properties, full cost method of accounting ($7,859 million and $9,207 million excluded from amortization at June 30, 2020 and December 31, 2019, respectively)	27,055	25,782
Midstream assets	1,037	931
Other property, equipment and land	132	125
Accumulated depletion, depreciation, amortization and impairment	(9,297)	(5,003)
Net property and equipment	18,927	21,835
Equity method investments	514	479
Derivative instruments	—	7
Deferred tax assets, net	78	142
Investment in real estate, net	106	109
Other assets	58	90
Total assets	$20,337	$23,531
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$189	$179
Accrued capital expenditures	316	475
Other accrued liabilities	243	304
Revenues and royalties payable	228	278
Derivative instruments	85	27
Total current liabilities	1,061	1,263
Long-term debt	5,952	5,371
Derivative instruments	90	—
Asset retirement obligations	104	94
Deferred income taxes	1,286	1,886
Other long-term liabilities	9	11
Total liabilities	8,502	8,625
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; 157,824,088 and 159,002,338 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	12,605	12,357
(Accumulated deficit) retained earnings	(1,893)	890
Total Diamondback Energy, Inc. stockholders’ equity	10,714	13,249
Non-controlling interest	1,121	1,657
Total equity	11,835	14,906
Total liabilities and equity	$20,337	$23,531

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, $ in millions except per share data, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Oil, natural gas and natural gas liquid sales	$412	$1,000	$1,295	$1,842
Lease bonus	—	2	—	3
Midstream services	11	16	25	35
Other operating income	2	3	4	5
Total revenues	425	1,021	1,324	1,885
Costs and expenses:
Lease operating expenses	103	127	230	236
Production and ad valorem taxes	22	64	93	119
Gathering and transportation	36	17	72	29
Midstream services	32	17	55	34
Depreciation, depletion and amortization	343	359	750	681
Impairment of oil and natural gas properties	2,539	—	3,548	—
General and administrative expenses	20	22	44	49
Asset retirement obligation accretion	1	3	3	5
Other operating expense	1	1	3	2
Total costs and expenses	3,097	610	4,798	1,155
(Loss) income from operations	(2,672)	411	(3,474)	730
Other (expense) income :
Interest expense, net	(46)	(49)	(94)	(95)
Other income, net	—	2	1	3
(Loss) gain on derivative instruments, net	(361)	94	181	(174)
Gain (loss) on revaluation of investment	3	—	(7)	4
Loss on extinguishment of debt	(3)	—	(3)	—
Loss from equity investment	(13)	—	(13)	—
Total other (expense) income, net	(420)	47	65	(262)
(Loss) income before income taxes	(3,092)	458	(3,409)	468
(Benefit from) provision for income taxes	(681)	102	(598)	69
Net (loss) income	(2,411)	356	(2,811)	399
Net (loss) income attributable to non-controlling interest	(18)	7	(146)	40
Net (loss) income attributable to Diamondback Energy, Inc.	$(2,393)	$349	$(2,665)	$359

(Loss) earnings per common share:
Basic	$(15.17)	$2.12	$(16.86)	$2.18
Diluted	$(15.17)	$2.11	$(16.86)	$2.17
Weighted average common shares outstanding:
Basic	157,829	164,839	158,060	164,846
Diluted	157,829	165,019	158,060	165,253
Dividends declared per share	$0.375	$0.1875	$0.75	$0.375

Diamondback Energy, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(2,811)	$399
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
(Benefit from) provision for deferred income taxes	(598)	69
Impairment of oil and natural gas properties	3,548	—
Depreciation, depletion and amortization	750	681
(Gain) loss on derivative instruments, net	(181)	174
Cash received on settlement of derivative instruments	297	22
Other	52	27
Changes in operating assets and liabilities:
Accounts receivable	229	(94)
Accounts payable and accrued liabilities	(50)	(166)
Accrued interest	(16)	(30)
Revenues and royalties payable	(50)	(4)
Other	3	(35)
Net cash provided by operating activities	1,173	1,043
Cash flows from investing activities:
Drilling, completions and non-operated additions to oil and natural gas properties	(1,178)	(1,155)
Infrastructure additions to oil and natural gas properties	(80)	(83)
Additions to midstream assets	(94)	(111)
Acquisitions of leasehold interests	(64)	(127)
Acquisitions of mineral interests	(65)	(125)
Contributions to equity method investments	(66)	(186)
Other	12	15
Net cash used in investing activities	(1,535)	(1,772)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	652	925
Repayments under credit facility	(390)	(973)
Proceeds from senior notes	497	—
Repayment of senior notes	(222)	—
Proceeds from joint venture	43	43
Public offering costs	—	(41)
Proceeds from public offerings	—	1,106
Repurchased shares as part of share buyback	(98)	(104)
Dividends to stockholders	(118)	(51)
Distributions to non-controlling interest	(62)	(50)
Other	(9)	(15)
Net cash provided by financing activities	293	840
Net (decrease) increase in cash and cash equivalents	(69)	111
Cash, cash equivalents and restricted cash at beginning of period	128	215
Cash, cash equivalents and restricted cash at end of period	$59	$326
Supplemental disclosure of cash flow information:
Interest paid, net of capitalized interest	$89	$76

Supplemental disclosure of non-cash transactions:
Accrued capital expenditures	$427	$676

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Production Data:
Oil (MBbls)	16,045	18,325	17,402
Natural gas (MMcf)	31,857	32,120	21,439
Natural gas liquids (MBbls)	5,411	5,538	4,538
Combined volumes (MBOE)(1)(2)	26,765	29,216	25,513

Daily oil volumes (BO/d)	176,323	201,369	191,229
Daily combined volumes (BOE/d)(2)	294,126	321,057	280,365

Average Prices:
Oil ($ per Bbl)	$21.99	$45.10	$54.41
Natural gas ($ per Mcf)	$0.63	$0.14	$(0.41)
Natural gas liquids ($ per Bbl)	$7.17	$9.45	$13.60
Combined ($ per BOE)	$15.39	$30.23	$39.19

Oil, hedged ($ per Bbl)(3)	$35.21	$49.32	$53.95
Natural gas, hedged ($ per Mcf)(3)	$0.33	$0.42	$0.04
Natural gas liquids, hedged ($ per Bbl)(1)	$7.17	$9.45	$14.41
Average price, hedged ($ per BOE)(3)	$22.95	$33.19	$39.39

Average Costs per BOE:
Lease operating expense	$3.85	$4.35	$4.98
Production and ad valorem taxes	0.83	2.43	2.51
Gathering and transportation expense	1.35	1.23	0.67
General and administrative - cash component	0.41	0.51	0.51
Total operating expense - cash	$6.44	$8.52	$8.67

General and administrative - non-cash component	$0.33	$0.31	$0.35
Depreciation, depletion and amortization	$12.82	$13.93	$14.07
Interest expense, net	$1.72	$1.64	$1.92
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.
(3)Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net (loss) income plus non-cash loss (gain) on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, impairment related to equity method investments, gain (loss) on revaluation of investment, loss on extinguishment of debt, impairment of oil and natural gas properties, non-cash equity-based compensation expense, other non-cash transactions and provision for income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net (loss) income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(unaudited, in millions)

	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019
Net (loss) income	$(2,411)	$(400)	$356
Non-cash loss (gain) loss on derivative instruments, net	571	(455)	(89)
Interest expense, net	46	48	49
Depreciation, depletion, amortization and accretion	344	409	362
Depreciation and interest expense related to equity method investments	7	—	—
Impairment related to equity method investments	16	—	—
(Gain) loss on revaluation of investment	(3)	10	—
Loss on extinguishment of debt	3	—	—
Impairment of oil and natural gas properties	2,539	1,009	—
Non-cash equity-based compensation expense	9	9	9
Other non-cash transactions	1	—	—
(Benefit from) provision for income taxes	(681)	83	102
Consolidated Adjusted EBITDA	441	713	789
Less: Adjustment for non-controlling interest	27	43	17
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$414	$670	$772

Adjusted EBITDA per common share:
Basic	$2.62	$4.23	$4.68
Diluted	$2.62	$4.23	$4.68
Weighted average common shares outstanding:
Basic	157,829	158,291	164,839
Diluted	157,958	158,494	165,019

Adjusted net income is a non-GAAP financial measure equal to net loss adjusted for non-cash gain on derivative instruments, impairment related to equity method investments, gain on revaluation of investments, impairment of oil and natural gas properties, other income and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following table presents a reconciliation of adjusted net income to net loss:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in millions, except per share data)

	Three Months Ended June 30, 2020
	Pre-Tax Amounts	Amounts Per Diluted Share
Net loss	(2,411)	$(15.28)
Non-cash loss on derivative instruments	571	3.62
Impairment related to equity method investments	16	0.10
Gain on revaluation of investments	(3)	(0.02)
Loss on extinguishment of debt	3	0.02
Impairment of oil and natural gas properties	2,539	16.09
Adjusted net income excluding above items	715	4.53
Income tax adjustment for above items	(688)	(4.36)
Adjusted net income(1)	27	0.17
Less: Adjusted net income attributable to non-controlling interest(1)	4	0.03
Adjusted net income attributable to Diamondback Energy, Inc.(1)	$23	$0.15
(1) Calculated using diluted shares (non-GAAP)

Operating cash flow before working capital changes, which is a non-GAAP financial measure representing net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is an accepted measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends. The Company also uses this measure because adjusted operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. This allows the Company to compare its operating performance with that of other companies without regard to financing methods and capital structure. Operating cash flow before working capital changes should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company's computation of operating cash flow before working capital changes may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net cash provided by operating activities to operating cash flow before working capital changes:

Diamondback Energy, Inc.
Operating Cash Flow
(unaudited, in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$324	$666	$1,173	$1,043
Less: Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	54	(31)	229	(94)
Accounts payable and accrued liabilities	(15)	24	(50)	(166)
Accrued interest	(47)	(35)	(16)	(30)
Revenues and royalties payable	(64)	(12)	(50)	(4)
Other	6	(22)	3	(35)
Total working capital changes	(66)	(76)	116	(329)
Operating cash flow before working capital changes	$390	$742	$1,057	$1,372

DERIVATIVES

The Company now has a total of 168.1 thousand barrels of crude oil per day protected in the second half of 2020, with 98% of those hedges having unlimited downside protection as a swap, put or collar. The Company has an average of 85.5 thousand barrels of crude oil per day of hedge protection in 2021 through a combination of collars and swaps. These hedge positions are consolidated to include hedges in place at Viper Energy Partners LP (“Viper”).

As of August 3, 2020, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2020	Q4 2020	1H 2021	2H 2021
Swaps - WTI (Cushing)	11,000	11,000	—	—
	$43.47	$43.47	$—	$—
Swaps - WTI (Magellan East Houston)	4,000	4,000	5,000	5,000
	$61.95	$61.95	$37.78	$37.78
Swaps - Crude Brent Oil(1)	24,200	24,200	10,000	5,000
	$47.62	$47.62	$41.56	$41.62
Puts - WTI (Cushing)	4,700	4,700	—	—
	$46.51	$46.51	$—	$—
Calls - WTI (Cushing)(2)	—	8,000	—	—
	$—	$45.00	$—	$—
Costless Collars - WTI (Cushing)	51,029	45,779	10,000	10,000
Long Put Price ($/Bbl)	$35.56	$35.92	$30.00	$30.00
Ceiling Price ($/Bbl)	$41.54	$42.29	$43.05	$43.05
Costless Collars - WTI (Magellan East Houston)	4,000	4,000	—	—
Long Put Price ($/Bbl)	$39.00	$39.00	$—	$—

	Crude Oil (Bbls/day, $/Bbl)
	Q3 2020	Q4 2020	1H 2021	2H 2021
Ceiling Price ($/Bbl)	$49.00	$49.00	$—	$—
Costless Collars - Crude Brent Oil	64,710	64,710	66,000	60,000
Long Put Price ($/Bbl)	$37.59	$37.59	$39.03	$39.43
Ceiling Price ($/Bbl)	$45.63	$45.63	$48.29	$48.12
Costless Put Spreads - WTI (Magellan East Houston)	3,800	3,800	—	—
Short Put Price ($/Bbl)	$25.00	$25.00	$—	$—
Long Put Price ($/Bbl)	$50.00	$50.00	$—	$—
Basis Swaps - WTI (Midland)	45,087	45,087	—	—
	$(1.33)	$(1.33)	$—	$—
Argus WTL - NYMEX WTI Basis Differential	8,000	8,000	—	—
	$(1.31)	$(1.31)	$—	$—
Roll Swaps - WTI	120,000	120,000	—	—
	$(1.05)	$(1.05)	$—	$—
(1) Includes of 5,000 BO/d of swaps in the first half of 2021 whereby the counterparty has the right to extend the hedge into the second half of 2021 at an average price of $41.50/Bbl
(2) Includes a deferred premium at a weighted-average price of $1.89/Bbl and a strike price of $45/Bbl

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q3 2020	Q4 2020	1H 2021	2H 2021	FY 2022
Natural Gas Swaps - Henry Hub	60,000	60,000	170,000	170,000	—
	$2.48	$2.48	$2.58	$2.58	$—
Natural Gas Swaps - Waha Hub	90,000	90,000	—	—	—
	$1.58	$1.58	$—	$—	$—
Natural Gas Basis Swaps - Waha Hub	145,000	145,000	230,000	230,000	60,000
	$(1.57)	$(1.57)	$(0.69)	$(0.69)	$(0.46)

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q3 2020	Q4 2020	1H 2021	2H 2021
Natural Gas Liquids Swaps - Mont Belvieu Ethane	7,000	7,000	—	—
	$8.43	$8.43	$—	$—
Natural Gas Liquids Swaps - Mont Belvieu Propane	5,000	5,000	—	—
	$21.76	$21.76	$—	$—

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com